EnCana Corporation

CONSENT TO ELECTRONIC DELIVERY
OF DOCUMENTS

EnCana Corporation has a voluntary program for delivery to holders of common shares (“Shareholders”) of company documents by electronic means rather than traditional mailing of a paper copy. The program offers increased convenience for shareholders, benefits to our environment and reduced costs for the company. If you wish to receive documents electronically via the Internet, please confirm your consent below.

To:   EnCana Corporation (“EnCana”)

I consent to the electronic delivery of the documents listed below that EnCana elects to deliver to me electronically, all in accordance with the terms hereof. The consent granted herein will last indefinitely until revoked.

1.	The following documents that are filed with securities regulators and mailed to other Shareholders will at the same time be delivered electronically to me (the “Documents”):

a)	Annual Reports* (on or about March 31 of every year);
b)	Interim Reports* (on or about May 15, August 15 and November 15 of every year); and
c)	Notices of Annual and/or Special Meetings of Shareholders, Management Information Circulars, and Forms of Proxy (dates may vary).

*	Including financial statements and Management’s Discussion and Analysis

Note: Notice of any Shareholder Meeting and a paper Form of Proxy will be sent to all registered shareholders coded with a secure control number to enable proxy voting.

2.	The Documents will be delivered to me by EnCana making them available for my viewing, downloading and/or saving on the Internet website www.encana.com (the “Website”). A shareholder must then go to “Investor Relations” and locate the Documents. I agree to monitor the Website on a regular basis in order to ensure my timely receipt of Documents. EnCana or its agent will notify me that a Document which I am entitled to receive electronically is available on the Website. I agree that such notification will be sent to me at the e-mail address that I have provided below.

3.	The viewing, downloading and/or saving of a Document requires me to use a computer and operating system capable of running Adobe Acrobat Reader 4.0 (or higher), access to an Internet service provider, the program Netscape Navigator 4.0 (or higher) or Microsoft Internet Explorer 4.01 (or higher) and the program Adobe Acrobat Reader 4.0. For Shareholders without Adobe Acrobat Reader, a link will be provided to allow download of this program. Accordingly, I acknowledge that I understand the above technical requirements and that I possess the technical ability and resources to receive electronic delivery in the manner outlined in this “Consent to Electronic Delivery of Documents”

4.	I acknowledge that I may receive at no cost a paper copy of any Document to be delivered electronically if EnCana cannot make electronic delivery available or if I contact EnCana by telephone, regular mail or electronic mail at EnCana Corporation c/o CIBC Mellon Trust Company, via phone at 1-800-387-0825, via mail at P.O. Box 2517, Calgary, Alberta T2P 4P4 or via electronic mail at inquiries@cibcmellon.com. I further acknowledge that my request of a paper copy of any Document does not constitute revocation of this “Consent to Electronic Delivery of Documents”

5.	The Documents will be posted on the Website for delivery for a period of time corresponding to the notice period stipulated under applicable legislation and the Documents will remain posted on the Website thereafter for a period of time which is appropriate and relevant, given the nature of the document.

6.	I understand that my consent may be revoked or changed and that I may change my e-mail address to which notices are to be delivered to me at any time by notifying EnCana of such revoked or changed consent or changed e-mail address by telephone, regular mail or electronic mail as specified in paragraph 4 above. Such revocation or change of consent or change of e-mail address must actually be received and acknowledged by EnCana or its agent in order for it to be effective.

7.	I understand that EnCana maintains in confidence the personal information I provide as a Shareholder and uses it only for the purpose of Shareholder communication.

8.	I understand that I am not required to consent to the electronic delivery of Documents.

I have read and understand this “Consent to Electronic Delivery of Documents” and I consent to the electronic delivery of Documents on the foregoing terms.

Date:
	Shareholder Signature(s)	E-Mail Address
RETURN TO: CIBC Mellon Trust Company P.O. Box 2517 Calgary, Alberta T2P 4P4	Print Shareholder(s) Name